Exhibit 99.1

Notice to Directors and Executive Officers of Southern Union Company
Concerning Limitations on Trading in Southern Union Company Securities

To:               All Directors and Executive Officers of Southern Union Company

From:           Robert M. Kerrigan, III, Vice President, Assistant General Counsel and Secretary of SouthernUnion Company

Date:            November 30, 2011

This notice is to inform you of significant restrictions on your ability to deal in Southern Union Company (“Southern Union”) common stock and derivative securities (such as stock options, stock appreciation rights and cash restricted stock units) during an upcoming special “blackout period.”  These restrictions are imposed on all directors and executive officers of Southern Union by the Sarbanes-Oxley Act of 2002 and U.S. Securities and Exchange Commission (“SEC”) Regulation BTR (Blackout Trading Restriction).  As more fully described below, during this blackout period, you will be prohibited from engaging in transactions involving Southern Union common stock and derivative securities (such as stock options, stock appreciation rights and cash restricted stock units) that you acquired in connection with your service or employment as a director or an executive officer. We will notify you of any changes that affect the blackout period.

1.
As you know, Southern Union, Energy Transfer Equity, L.P. (“ETE”) and Sigma Acquisition Corporation have entered into the Second Amended and Restated Agreement and Plan of Merger, dated as of July 19, 2011, as amended by Amendment No. 1 thereto dated as of September 14, 2011 (the “Merger Agreement”).  Pursuant to Section 5.7(c) of the Merger Agreement, ETE has exercised its right to request that Southern Union take such actions as may be necessary to eliminate from the Southern Union Savings Plan (the “Savings Plan”) any investment fund, election or alternative that provides for an investment directly in shares of Southern Union common stock, as of no later than immediately prior to the closing of the transactions contemplated by the Merger Agreement.  ETE has stated that the reason that it has requested that Southern Union eliminate investments in Southern Union common stock under the Savings Plan is that the receipt and retention of merger consideration in the form of ETE common units by Savings Plan participants would result in prohibited transactions under applicable rules and regulations of the Employee Retirement Income Security Act of 1974, as amended.

During the period when the trustee of the Savings Plan is taking the steps necessary to implement the liquidation of the Savings Plan’s investment fund that provides for investments directly in shares of Southern Union common stock, and the allocation and reinvestment of the proceeds of such liquidation to the affected Savings Plan participants’ accounts, participants in the Savings Plan will be unable to direct or diversify investments in or out of such investment fund, which constitutes a “blackout period” for the Savings Plan (the “Savings Plan blackout period”).  Pursuant to the SEC’s Regulation BTR, a corresponding blackout period will be imposed on all of Southern Union’s directors and executive officers with respect to equity securities acquired in connection with their service to or employment with Southern Union.

2.
The Savings Plan blackout period is expected to last for more than three business days, and the number of participants in the Savings Plan constitutes more than 50% of the total number of participants in similar plans sponsored by Southern Union.  Accordingly, we are required pursuant to Regulation BTR to impose a corresponding blackout period on all of our directors and executive officers with respect to equity securities acquired in connection with their service to or employment with Southern Union.

3.	The Savings Plan blackout period currently is expected to begin at 4:00 p.m. (Eastern Time) on January 5, 2012 and is expected to end at 4:00 p.m. (Eastern Time) on January 13, 2012.

4.
Generally, during the Savings Plan blackout period, you will be prohibited from directly or indirectly purchasing, selling or otherwise transferring any Southern Union equity security that you acquired in connection with your service or employment as a director or an executive officer.  “Equity securities” are defined broadly to include stock, stock options and other derivative securities.  Covered transactions are not limited to those involving your direct ownership, but also include any transaction in which you have a direct or indirect pecuniary interest.  For example, you may be deemed to have an interest in transactions in Southern Union equity securities held by your family members, if such securities were originally acquired in connection with your service or employment as a Southern Union executive officer or director.

5.
Securities acquired “in connection with service as a director or employment as an executive officer” include, among other things, securities acquired by you under a compensatory plan or contract (such as under a stock option or deferred compensation plan), in transactions between you and Southern Union, and as shares necessary for you to qualify as a director or to satisfy minimum ownership requirements or guidelines.  Securities acquired outside of your service as a director or employment as an executive officer are not subject to this prohibition.

6.	If you engage in a transaction that violates these rules, you can be required to disgorge your profits from the transaction and may be subject to civil and criminal penalties.

The rules summarized above are complex, and the civil and criminal penalties that could be imposed upon directors and executive officers who violate them could be severe. Please contact me at 5051 Westheimer Road, Houston, Texas 77056, or at (713) 989-7816 before engaging in any transaction involving Southern Union securities during the Savings Plan blackout period or if you believe that any such transaction in which you have a pecuniary interest may occur during the Savings Plan blackout period, or for any other inquiries relating to the Savings Plan blackout period.